UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2025

BEASLEY BROADCAST GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-29253	65-0960915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Riviera Drive, Suite 200
Naples, Florida	34103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (239) 263-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	BBGI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2025, Lauren Burrows Coleman resigned from her role as Chief Financial Officer of Beasley Broadcast Group (the “Company”), effective October 17, 2025, in order to pursue other opportunities. The resignation was not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.

Caroline Beasley, the Company’s Chief Executive Officer, will serve as the Company’s principal financial officer on an interim basis and Shaun Greening, the Company’s Vice President of Financial Reporting, will serve as the Company’s principal accounting officer, each effective as of October 17, 2025.

Shaun Greening, age 62, has served as the Company’s Vice President of Financial Reporting since he joined the Company in February 2000, as the Company completed its initial public offering. Mr. Greening previously served as an Audit Manager for KPMG in Tampa, FL. He is a graduate of Victoria University of Wellington, New Zealand with a Bachelor of Commerce and Administration. Mr. Greening holds a CPA license in the State of Florida.

Caroline Beasley, age 63, has served as the Company’s Chief Executive Officer since January 1, 2017. She previously served as the Company’s interim Chief Executive Officer from March 2016 through December 2016, and as Executive Vice President, Chief Financial Officer, Treasurer and Secretary beginning in 1994. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the sister of Bruce G. Beasley and Brian E. Beasley, who are also directors and officers of the Company.

Ms. Beasley has interests in the following related party transactions:

Beasley Broadcasting Management, LLC

The Company leases its principal executive offices in Naples, FL, from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The lease agreement expires on December 31, 2031. Rental expense was $0.3 million for the year ended December 31, 2024.

Beasley Family Properties, LLC

The Company leases office space for its stations in Fort Myers, FL from Beasley Family Properties, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley, and other members of the Beasley family. The lease agreement expires on August 31, 2029. Rental expense was $0.2 million for the year ended December 31, 2024.

Beasley Family Towers, LLC

The Company leased one tower for one station from Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family and partially owned directly by Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. During the second quarter of 2024, the lease agreement was terminated. Rental expense was approximately $16,000 for the year ended December 31, 2024.

The Company leases office space for its stations in Fayetteville, NC from BFT. The lease agreement expires on August 31, 2030. Rental expense was $0.1 million for the year ended December 31, 2024.

On October 8, 2024, the Company entered into a Common Stock purchase agreement for the issuance and sale of 56,864 shares of Class A Common Stock of the Company to BFT at an offering price of approximately $12.31 per share, for gross proceeds of $700,000. The Company used the net proceeds to fund a portion of the cash payment made to the exchanging holders in an exchange offer by Beasley Mezzanine Holdings, LLC, which expired October 7, 2024, and for other corporate purposes.

On December 25, 2024, the 12-month silent period for WAEC-AM in Atlanta, GA expired, and the Federal Communications Commission license was terminated. The Company sold the remaining transmitter equipment to BFT for $0.1 million.

GGB Augusta, LLC

The Company leases land for its stations in Augusta, GA from GGB Augusta, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The lease agreement expires on October 31, 2028. Rental expense was approximately $53,000 for the year ended December 31, 2024.

GGB Las Vegas, LLC

The Company leases office space for its stations in Las Vegas, NV from GGB Las Vegas, LLC, which is controlled by members of the Beasley family. The lease agreement expires on December 31, 2028. Rental expense was $0.2 million for the year ended December 31, 2024.

Wintersrun Communications, LLC

The Company leases a tower for one station in Augusta, GA from Wintersrun Communications, LLC. The lease agreement expires on October 15, 2025. Rental expense was approximately $31,000 for the year ended December 31, 2024.

Employees

Ilana Goldstein, daughter of Caroline Beasley, is currently employed by the Company and was paid $148,385 in 2024. The amounts paid include a base salary and performance-based cash bonuses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Date: October 9, 2025	By:	/s/ Chris Ornelas
Chris Ornelas General Counsel and Secretary